
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 24, 1997

                             Telemundo Group, Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                     0-16099             13-3348686
(State of other jurisdiction        (Commission        (I.R.S. Employer
 of incorporation or organization)   File Number)      Identification No.)


        2290 West 8th Avenue,
          Hialeah, Florida                                   33010
(Address of principal executive office)                    (Zip Code)


       Registrant's telephone number, including area code (305) 884-8200

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Item 5.   Other Events

     Telemundo Group, Inc., a Delaware corporation (the "Company"), and affiliates of Apollo Investment Fund III, Liberty Media Corporation, Sony
Pictures Entertainment Inc. and Bastion Capital Fund, L.P., known as TLMD
Station Group, Inc. ("Parent"), and TLMD Acquisition Co. ("Sub"), have entered into an Agreement and Plan of Merger dated as of November 24, 1997 (the "Merger
Agreement"), pursuant to which Sub will be merged with and into the Company (the
"Merger"). In the Merger, each outstanding share of Series A common stock, par value $.01 per share, of the Company and each outstanding share of Series B common stock, par value $.01 per share, of the Company (collectively, the
"Company Common Stock"), will be converted into the right to receive $44.00 in cash. Subject to certain conditions, the purchase price per share of Company
Common Stock will increase at the rate of 8% per annum (approximately $0.2933 per share per month) commencing on the earlier of August 1, 1998 or the date which is seven months after Parent and Sub have initially filed with the Federal
Communications Commission (the "FCC") the FCC Form 315 seeking approval of the change of control of the Company's FCC broadcasting licenses. A copy of the
Merger Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference.
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     A committee of independent members of the Company's Board of Directors who were not affiliated with Parent or any of its stockholders unanimously recommended approval of the Merger and adoption and execution of the Merger
Agreement to the Board of Directors which, acting upon such recommendation, approved the Merger and adoption and the execution of the Merger Agreement on behalf of the Company.

     Completion of the Merger remains subject to various conditions, including approval by the FCC of the transfer of the Company's broadcast licenses without the imposition of certain specified conditions or restrictions that are not acceptable to Parent, approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock (voting together as a single class), Parent's securing the financing required to accommodate the transaction under the debt and equity commitments that have been arranged (or pursuant to alternative financing arrangements), and the expiration of the applicable Hart-
Scott-Rodino waiting period.

     The Company may terminate the Merger Agreement and accept a proposal determined by its Board of Directors to be superior, from a financial point of view to the stockholders of the Company (other than stockholders affiliated with Parent),to the Merger, subject to the payment of a termination fee of $15 million to Parent and the reimbursement of up to an aggregate of $2.5 million in expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement. Parent will be required to pay a termination fee of $17.5 million to the Company if, solely as a result of the failure of Parent and Sub to obtain an FCC order regarding the transfer of the Company's broadcast licenses which is satisfactory to Parent, the Merger has not been consummated on or before December 31, 1998 and the Merger Agreement is at such time or thereafter terminated by either the Company or Parent.

     A copy of the Company's press release relating to the Merger, dated
November 24, 1997 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.  Financial Statement and Exhibits.

     (c)  Exhibits.

          1 Merger Agreement, dated as of November 24, 1997, by and among TLMD Station Group, Inc., TLMD Acquisition Co. and Telemundo
               Group, Inc.

         99.1  Press Release of Telemundo Group, Inc., dated November 24, 1997

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  Telemundo Group, Inc.

Dated:  November 26, 1997         By:  /s/ Peter J. Housman II
                                       --------------------------
                                  Name:  Peter J. Housman II
                                  Title: Chief Financial Officer
                                         and Treasurer
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                                 EXHIBIT INDEX
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

Exhibit No.              Description
    1         Merger Agreement, dated as of November 24, 1997, by and among TLMD
              Station Group, Inc., TLMD Acquisition Co. and Telemundo Group,
              Inc.

   99.1       Press Release of Telemundo Group, Inc., dated November 24, 1997